Exhibit 99.1

Molson Coors Reports 2019 Second Quarter Results

Net Sales Revenue Decreased 4.4% Reported and 2.9% in Constant Currency

U.S. GAAP Net Income Decreased 22.3%

Underlying EBITDA Decreased 12.8% in Constant Currency

EPS (U.S. GAAP) of $1.52 Decreased 22.4%, and

Underlying EPS (Non-GAAP) of $1.52 Decreased 19.1%

Soft Volume Partially Offset by Positive Global Pricing and Favorable Mix

Increased Brand Investment to Drive Portfolio Premiumization

Board of Directors Declares 39% Quarterly Dividend Increase

Management Remains Committed to Cost Savings, Free Cash Flow Guidance and Ongoing Deleveraging

___________________________________

DENVER & MONTREAL--(BUSINESS WIRE)--July 31, 2019--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported results for the 2019 second quarter. Molson Coors president and chief executive officer Mark Hunter said:

"After a solid start in the first four months of the year, May and June were challenging reflecting unfavorable weather and weak industry demand across our major geographies, resulting in a disappointing volume performance in the quarter. Despite this backdrop, we executed our plans for incremental brand investment to drive accelerated portfolio premiumization and innovation impact across our business. Encouragingly, we delivered strong constant currency net sales per hectoliter growth of 3.7% and our share trends improved in the U.S. and were stable in Europe. We also saw strong premium light share growth in the U.S. as Miller Lite and Coors Light each gained segment share. This was ahead of the newly launched Coors Light "Made to Chill" advertising, which is focused on new drinker recruitment by dramatizing Coors Light's purpose to refresh the spirit through its mountain cold refreshment credentials. We believe this creative platform is distinctive, disruptive and breakthrough. We also maintained our focus on cash flow, through cost savings and improving working capital."

Mark continued, "We remain resolute on the ambition to improve our top-line through increased investments in our brands, premiumization and innovation initiatives, including the launch of our Truss cannabis infused non-alcoholic beverage portfolio in Canada later this year. We are committed to doing this while maintaining our investment grade credit rating and strengthening our quarterly dividend, which increased by 39% to $0.57 per share."

Consolidated Performance - Second Quarter 2019
	Three Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2019	June 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$2,948.3	$3,085.2	(4.4)%	$(47.0)	(2.9)%
U.S. GAAP Net income (loss)(1)	$329.4	$424.1	(22.3)%
Per diluted share	$1.52	$1.96	(22.4)%
Underlying (Non-GAAP) Net income (loss)(2)	$329.6	$406.1	(18.8)%
Per diluted share	$1.52	$1.88	(19.1)%
Underlying EBITDA (Non-GAAP)(2)	$676.0	$783.3	(13.7)%	$(7.4)	(12.8)%

	Six Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2019	June 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$5,251.6	$5,416.7	(3.0)%	$(89.1)	(1.4)%
U.S. GAAP Net income (loss)(1)	$480.8	$702.2	(31.5)%
Per diluted share	$2.22	$3.24	(31.5)%
Underlying (Non-GAAP) Net income (loss)(2)	$442.3	$510.4	(13.3)%
Per diluted share	$2.04	$2.36	(13.6)%
Underlying EBITDA (Non-GAAP)(2)	$1,098.3	$1,209.3	(9.2)%	$(12.1)	(8.2)%

(1) Net income (loss) attributable to MCBC.
(2) See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Highlights	(versus Second Quarter 2018 Results)
  Net sales: $2.9 billion, decreased by 4.4% and 2.9% in constant currency driven by volume declines, partially offset by strong net sales per hectoliter growth.
  Net sales per hectoliter: $114.23 on a reported financial-volume basis, increased 2.7% and net sales per hectoliter on a brand volume basis increased by 3.7% in constant currency,primarily driven by favorable net pricing in all segments and positive global mix as a result of our continued focus on premiumizing our portfolio.
  Volume: Worldwide brand volume and financial volume decreased 5.6% and 7.0%, respectively, due to declines in all segments, partially as a result of industry declines as unfavorable weather conditions across our primary geographies and cycling the World Cup in Europe also impacted performance.
  Cost of goods sold (COGS) per hectoliter: on a reported basis, increased 8.8% primarily driven by unrealized mark-to-market losses compared to gains on our commodity positions in the prior year, inflation, volume deleverage, and increased packaging costs associated with our U.S. bottle furnace rebuild, partially offset by foreign currency movements and cost savings.
  Underlying COGS per hectoliter: increased 6.0% in constant currency primarily driven by the same factors as U.S. GAAP results excluding the impacts of the changes in unrealized mark-to-market positions and foreign currency movements.
  U.S. GAAP net income attributable to MCBC: decreased 22.3%, primarily driven by lower volume, unrealized mark-to-market losses in the current year compared to gains on our commodity positions in the prior year, higher inflation, higher marketing expenses including increased investments behind our brands to support premiumization and innovation initiatives and decreased general and administrative benefits versus the prior year, partially offset by favorable net pricing, the gain on the sale of the Montreal brewery and cost savings.
  Underlying net income: decreased 18.8%, driven by the same factors as U.S. GAAP net income excluding the impact of changes in our unrealized mark-to-market positions and the gain on the sale of the Montreal brewery.

  Underlying EBITDA: decreased 12.8% on a constant-currency basis, driven by the same factors as underlying net income.
  U.S. GAAP cash from operations: net cash provided by operating activities was $828.0 million for the six months ended June 30, 2019, a decrease of $469.8 million compared to the six months ended June 30, 2018. This decrease was primarily driven by cycling the $328 million cash payment received in January 2018 related to a purchase price adjustment for our acquisition of the Miller International Business, as well as lower net income adjusted for non-cash add backs and higher cash paid for taxes, partially offset by lower interest paid in the first six months of 2019.
  Underlying free cash flow: cash received of $560.7 million for the six months ended June 30, 2019, represents a 15.0% decrease from cash received of $659.8 million for the six months ended June 30, 2018, primarily due to lower underlying EBITDA across the business and higher cash paid for taxes, partially offset by lower capital expenditures and lower cash paid for interest.
  Debt: Total debt at the end of the second quarter 2019 was $9.553 billion, and cash and cash equivalents totaled $490.2 million, resulting in net debt of $9.062 billion. Additionally, in July 2019 we repaid our $500 million 1.45% senior notes as part of our deleverage commitment with cash on hand and net proceeds from commercial paper.
Business Review - Second Quarter 2019
Net Sales
($ in millions) (Unaudited)	Three Months Ended
	June 30, 2019	June 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$2,011.7	$2,072.5	(2.9)%	$—	(2.9)%
Canada	373.0	397.4	(6.1)%	(12.9)	(2.9)%
Europe	538.5	586.1	(8.1)%	(33.4)	(2.4)%
International	58.9	67.9	(13.3)%	(0.8)	(12.1)%
Corporate	0.3	0.3	—%	—	—%
Eliminations(2)	(34.1)	(39.0)	12.6%	0.1	12.3%
Consolidated	$2,948.3	$3,085.2	(4.4)%	$(47.0)	(2.9)%

(1) See Appendix for definitions and reconciliations of non-GAAP financial measures.
(2) Reflects intercompany sales that are eliminated in consolidated totals.

Pretax Income (U.S. GAAP)
($ in millions) (Unaudited)	Three Months Ended
	June 30, 2019	June 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$401.0	$445.5	(10.0)%	$0.2	(10.0)%
Canada	80.4	61.3	31.2%	(0.6)	32.1%
Europe	55.8	86.8	(35.7)%	(2.7)	(32.6)%
International	2.5	1.3	92.3%	—	92.3%
Corporate	(139.1)	(71.9)	(93.5)%	0.1	(93.6)%
Consolidated	$400.6	$523.0	(23.4)%	$(3.0)	(22.8)%

(1) See Appendix for definitions and reconciliations of non-GAAP financial measures.

Underlying EBITDA (Non-GAAP)(1)
($ in millions) (Unaudited)	Three Months Ended
	June 30, 2019	June 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$529.1	$576.3	(8.2)%	$0.2	(8.2)%
Canada	70.5	96.2	(26.7)%	(1.3)	(25.4)%
Europe	104.9	135.8	(22.8)%	(5.9)	(18.4)%
International	5.8	6.5	(10.8)%	—	(10.8)%
Corporate	(34.3)	(31.5)	(8.9)%	(0.4)	(7.6)%
Consolidated	$676.0	$783.3	(13.7)%	$(7.4)	(12.8)%

(1) See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Segment Highlights	(versus Second Quarter 2018 Results)

United States Business

  Revenue: Net sales decreased 2.9% driven by lower shipment volumes, partially offset by net sales per hectoliter (brand volume basis) growth of 3.6% driven by higher net pricing.
  Volume: U.S. brand volume decreased 4.8% for the quarter, partially reflective of industry declines. Sales-to-wholesalers (STWs) volume, excluding contract brewing, decreased 6.7% driven by lower brand volume and quarterly timing of wholesaler inventories as we expect brand volume and STW trends to largely converge on a full year basis.
  COGS per hectoliter increased 4.7%, driven by inflation, volume deleverage, and increased packaging costs associated with our bottle furnace rebuild, partially offset by cost savings.
  Marketing, general and administrative (MG&A) expense increased 4.5% due to higher marketing investment focused on our above premium and innovation brands, as well as cycling lower employee incentive expense in the prior year, partially offset by the incremental cost reductions related to the restructuring program initiated in the third quarter of 2018.
  U.S. pretax income decreased 10.0%, from the prior year driven by lower volumes, cost inflation, and higher MG&A expenses, partially offset by higher net pricing and cost savings.
  U.S. underlying EBITDA decreased 8.2% driven by the same factors as U.S. GAAP results.

Canada Business

  Revenue: Net sales decreased 6.1% and 2.9% in constant currency driven by volume declines, partially offset by net sales per hectoliter (brand volume basis) growth of 2.7% in constant currency, driven primarily by positive net pricing.
  Volume: Canada brand volume decreased 5.1% and financial volume decreased 5.3% in the second quarter, primarily due to industry declines.
  COGS per hectoliter increased 7.6% in constant currency primarily driven by inflation and increased distribution costs, unfavorable sales mix, volume deleverage, and start-up costs associated with our new Chilliwack, British Columbia brewery, partially offset by cost savings.
  MG&A expense increased 9.5% in constant currency primarily driven by higher marketing investments focused on Coors Light and Molson Canadian programming, premiumization efforts, and modernization of our portfolio through innovations and Truss joint venture start-up costs.
  Canada pretax income increased 31.2% from the prior year, driven primarily by the gain on the sale of the Montreal brewery, partially offset by an unrealized mark-to-market loss recognized on the HEXO warrants, the gross profit impacts of volume declines, mix and cost inflation, as well as increased MG&A expense.
  Canada underlying EBITDA decreased 25.4% in constant currency, primarily due to gross profit impacts of volume declines, mix and cost inflation as well as increased MG&A expense.

Europe Business

  Revenue: Net sales decreased 8.1% and 2.4% in constant currency due to volume declines, partially offset by net sales per hectoliter (brand volume basis) growth of 4.3% in constant currency driven by strong pricing and mix.
  Volume: Europe brand volume decreased 6.5% and financial volume decreased 6.9% in the second quarter, due to unfavorable weather and soft industry demand as well as cycling the benefit of higher consumption from the World Cup in the prior year.
  COGS per hectoliter increased 7.5% in constant currency, primarily driven by inflation and volume deleverage.
  MG&A expense increased 8.7% in constant currency, primarily due to higher marketing investments focused on our national champion brands and premiumization initiatives, as well as cycling the partial reversal of bad debt provisions in the prior year.
  Europe pretax income decreased 35.7% from the prior year, driven primarily by unfavorable weather and soft industry demand, lower volume due to challenging comparatives given the World Cup consumption in the second quarter of 2018, as well as commodity inflation, increased marketing investments, cycling the benefit from the partial reversal of bad debt provisions in the second quarter of 2018, and unfavorable foreign currency movements.
  Europe underlying EBITDA decreased 18.4% in constant currency driven by the same factors as U.S. GAAP results.

International Business

  Revenue: Net sales decreased 13.3% and 12.1% in constant currency driven by a decline in brand volume and a decline of 0.6% in net sales per hectoliter (brand volume basis) in constant currency, driven by the shift to local production in Mexico, partially offset by positive net pricing and positive geographic shift.
  Volume: International brand volume decreased 11.9% driven by higher net pricing on Coors Light in Mexico along with supply chain constraints related to the general election in India, partially offset by double-digit growth in several of our focus markets.
  COGS per hectoliter increased 7.8% in constant currency, driven by unfavorable sales mix and inflation, partially offset by positive geographic shift.
  MG&A expense decreased 5.3% in constant currency, driven by lower overhead costs, partially offset by higher marketing investments behind our focus brands.
  International reported pretax income of $2.5 million, an improvement from income of $1.3 million in the prior year, driven by shifting to a more profitable business model in Mexico, lower special charges related to the exit of our China business, and lower general and administrative expenses, partially offset by lower volume and cost inflation.
  International underlying EBITDA decreased 10.8% to $5.8 million driven by lower volume and cost inflation, partially offset by shifting to a more profitable business model in Mexico and lower overhead costs.

Corporate

  Corporate reported a pretax loss of $139.1 million in the second quarter compared to a loss of $71.9 million in the prior year, primarily due to unrealized mark-to-market losses compared to gains on commodity positions in the prior year, partially offset by lower net interest expense in the current year.
  Corporate underlying EBITDA decreased 8.9% to a loss of $34.3 million for the second quarter, driven primarily by global strategic supply chain cost initiatives.
Worldwide Brand and Financial Volume(1)
(In millions of hectoliters) (Unaudited)	Three Months Ended
	June 30, 2019	June 30, 2018	Change
Financial Volume(1)	25.811	27.745	(7.0)%
Contract brewing, wholesaler and non-beer volume	(2.129)	(2.277)	(6.5)%
Royalty volume	1.040	1.057	(1.6)%
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.427)	(0.780)	(45.3)%
Total Worldwide Brand Volume(1)	24.295	25.745	(5.6)%

(1) See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume.

Other Results
Effective Income Tax Rates
	Three Months Ended
	June 30, 2019	June 30, 2018
U.S. GAAP effective tax rate	18%	18%
Underlying effective tax rate	18%	17%

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the second quarter of 2019, MCBC recognized a net special benefit of $49.9 million, primarily driven by the gain on the sale of our Montreal brewery.
  Additionally during the second quarter of 2019, we recorded other non-core net costs of $50.7 million primarily driven by unrealized mark-to-market losses on commodity hedges and our HEXO warrants, as well as the impact of integration-related expenses.
2019 Outlook

We currently expect to achieve the following guidance for full year 2019:

  Underlying free cash flow: $1.4 billion, plus or minus 10%.
  Capital spending: approximately $700 million, plus or minus 10%.
  Cost savings: approximately $700 million for the 2017 to 2019 program.
  Consolidated underlying COGS per hectoliter: mid-single digit increase on a constant currency basis.
  Underlying corporate MG&A expense: approximately $180 million, plus or minus 10%.
  Underlying depreciation and amortization: approximately $850 million, versus $827 million in 2018, primarily due to planned information systems implementations in the U.S.
  Consolidated net interest expense: approximately $300 million, plus or minus 5%.
  International: strong double digit percentage increase to underlying EBITDA in constant currency.
  Underlying effective tax rate in the range of 18% to 22% for 2019, which remains subject to additional definitive guidance from the U.S. government regarding the implementation of the 2017 tax reform legislation. Our preliminary expectation for our long-term effective tax rate (after 2019) is in the range of 20% to 24%.
  Deleverage & Dividend: We remain committed to maintaining our investment grade debt rating and we intend to continue to deleverage further in 2019 in accordance with our plans. Our next quarterly dividend, declared at $0.57 and payable September 13, 2019, brings our dividend in-line with our ongoing target of 20% to 25% of prior fiscal year underlying EBITDA.
Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s second quarter ended June 30, 2019, compared to the second quarter ended June 30, 2018. Some numbers may not sum due to rounding.

2019 Second Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2019 second quarter results. The live webcast will be accessible via our website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on October 29, 2019. The Company will post this release and related financial statements on its website today.

Upcoming Investor Webcast

We will also host an online, real-time webcast at the Barclays Global Consumer Staples Conference in Boston on Wednesday, September 4, 2019 at 10:30 a.m. Eastern Time. The live webcast will be accessible on the Investor Relations page of our website. An online replay of the presentation webcast will be available until 11:59 p.m. Eastern Time on December 15, 2019.

Overview of Molson Coors

Molson Coors has defined brewing greatness for more than two centuries. As one of the largest global brewers, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Coors Banquet, Miller Lite, Molson Canadian, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Hop Valley, Creemore Springs and Crispin Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors in the U.S., Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means focusing on sustainability and accountability from the start. Molson Coors is committed to leaving a positive imprint on our consumers, employees, communities and the environment as reflected in Our Beer Print and our 2025 sustainability targets. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2019 Outlook," expectations regarding future dividends, timing and amounts of debt and leverage levels and cash flow expectations. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; our ability to achieve expected tax benefits, accretion and cost savings relating to our acquisition of MillerCoors; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX
Worldwide Brand and Financial Volumes

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS" and "underlying COGS per hectoliter" (underlying COGS divided by reported financial volume), "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure, as well as underlying EBITDA margin, which is calculated by dividing underlying EBITDA by U.S. GAAP net sales. Our management uses underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying Corporate MG&A, underlying depreciation and amortization, underlying free cash flow, underlying COGS per hectoliter and underlying effective tax rate are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income, non-GAAP underlying EBITDA and non-GAAP underlying pretax income using the following steps:

  Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.
  Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.
  Determine the amount of actual non-operating foreign currency gains/losses as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.
  Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the tables above.

Reconciliations to Nearest U.S. GAAP Measures
Underlying EBITDA
($ in millions) (Unaudited)	Three Months Ended
	June 30, 2019	June 30, 2018	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$329.4	$424.1	(22.3)%
Add: Net income (loss) attributable to noncontrolling interests	0.8	6.7	(88.1)%
U.S. GAAP: Net income (loss)	330.2	430.8	(23.4)%
Add: Interest expense (income), net	65.6	76.7	(14.5)%
Add: Income tax expense (benefit)	70.4	92.2	(23.6)%
Add: Depreciation and amortization	216.8	215.9	0.4%
Adjustments included in underlying income(1)	0.8	(24.9)	N/M
Adjustments to arrive at underlying EBITDA(2)	(7.8)	(7.4)	5.4%
Non-GAAP: Underlying EBITDA	$676.0	$783.3	(13.7)%

($ in millions) (Unaudited)	Six Months Ended
	June 30, 2019	June 30, 2018	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$480.8	$702.2	(31.5)%
Add: Net income (loss) attributable to noncontrolling interests	(1.5)	11.1	N/M
U.S. GAAP: Net income (loss)	479.3	713.3	(32.8)%
Add: Interest expense (income), net	138.9	159.9	(13.1)%
Add: Income tax expense (benefit)	102.6	167.1	(38.6)%
Add: Depreciation and amortization	429.7	429.6	—%
Adjustments included in underlying income(1)	(35.6)	(244.7)	(85.5)%
Adjustments to arrive at underlying EBITDA(2)	(16.6)	(15.9)	4.4%
Non-GAAP: Underlying EBITDA	$1,098.3	$1,209.3	(9.2)%

N/M = Not meaningful
(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow
(In millions) (Unaudited)		Six Months Ended
		June 30, 2019	June 30, 2018
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$828.0	$1,297.8
Less:	Additions to properties(1)	(310.5)	(351.1)
Add/Less:	Cash impact of special items(2)	23.8	(321.6)
Add:	Non-core costs related to acquisition of businesses(3)	19.4	34.7
Non-GAAP:	Underlying Free Cash Flow	$560.7	$659.8

(1)	Included in net cash used in investing activities.
(2)

Included in net cash provided by (used in) operating activities. For the six months ended June 30, 2019, primarily reflects costs paid for restructuring activities and for the six months ended June 30, 2018, primarily reflects the settlement payment received relating to a purchase price adjustment.

(3)	Included in net cash provided by (used in) operating activities and reflects integration costs paid associated with the acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio.

Statements of Operations -- Molson Coors Brewing Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Financial volume in hectoliters	25.811	27.745	45.912	48.558
Sales	$3,620.0	$3,820.5	$6,420.1	$6,688.5
Excise taxes	(671.7)	(735.3)	(1,168.5)	(1,271.8)
Net sales	2,948.3	3,085.2	5,251.6	5,416.7
Cost of goods sold	(1,759.8)	(1,739.1)	(3,172.8)	(3,274.8)
Gross profit	1,188.5	1,346.1	2,078.8	2,141.9
Marketing, general and administrative expenses	(769.7)	(744.7)	(1,424.9)	(1,425.8)
Special items, net	49.9	(10.5)	36.9	304.3
Operating income (loss)	468.7	590.9	690.8	1,020.4
Interest income (expense), net	(65.6)	(76.7)	(138.9)	(159.9)
Other pension and postretirement benefits (costs), net	8.4	9.9	17.0	19.9
Other income (expense), net	(10.9)	(1.1)	13.0	—
Income (loss) before income taxes	400.6	523.0	581.9	880.4
Income tax benefit (expense)	(70.4)	(92.2)	(102.6)	(167.1)
Net income (loss)	330.2	430.8	479.3	713.3
Net (income) loss attributable to noncontrolling interests	(0.8)	(6.7)	1.5	(11.1)
Net income (loss) attributable to MCBC	$329.4	$424.1	$480.8	$702.2

Basic net income (loss) attributable to MCBC per share:	$1.52	$1.96	$2.22	$3.25
Diluted net income (loss) attributable to MCBC per share:	$1.52	$1.96	$2.22	$3.24

Weighted average shares - basic	216.6	216.0	216.6	215.9
Weighted average shares - diluted	216.9	216.5	216.9	216.6

Dividends per share	$0.41	$0.41	$0.82	$0.82

Molson Coors Brewing Company and Subsidiaries U.S. Results of Operations
(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Financial volume in hectoliters(1)	17.053	18.338	31.240	33.056
Sales(1)	$2,277.1	$2,354.6	$4,144.0	$4,216.3
Excise taxes	(265.4)	(282.1)	(473.1)	(496.0)
Net sales(1)	2,011.7	2,072.5	3,670.9	3,720.3
Cost of goods sold(1)	(1,158.7)	(1,189.7)	(2,169.0)	(2,179.8)
Gross profit	853.0	882.8	1,501.9	1,540.5
Marketing, general and administrative expenses	(454.7)	(435.1)	(830.3)	(828.2)
Special items, net(2)	(1.7)	(3.3)	(3.1)	(4.8)
Operating income	396.6	444.4	668.5	707.5
Interest income (expense), net	4.3	1.6	2.0	0.4
Other income (expense), net	0.1	(0.5)	(0.1)	(0.7)
Income (loss) before income taxes	$401.0	$445.5	$670.4	$707.2
Add/(less):
Special items, net(2)	1.7	3.3	3.1	4.8
Integration related costs(3)	—	0.9	—	2.0
Non-GAAP: Underlying pretax income (loss)	$402.7	$449.7	$673.5	$714.0
Add: Interest expense (income), net	(4.3)	(1.6)	(2.0)	(0.4)
Add: Depreciation and amortization	130.7	129.6	260.4	254.4
Adjustments to arrive at underlying EBITDA(4)	—	(1.4)	(0.8)	(2.8)
Non-GAAP: Underlying EBITDA	$529.1	$576.3	$931.1	$965.2

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of our Form 10-Q for the three and six months ended June 30, 2019 (the "Form 10-Q") for detailed discussion of special items. Special items for the six months ended June 30, 2019, includes accelerated depreciation in excess of normal depreciation of $0.8 million. Special items for the three and six months ended June 30, 2018, includes accelerated depreciation in excess of normal depreciation of $1.4 million and $2.8 million, respectively. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(3)	For the three and six months ended June 30, 2018, $0.9 million and $2.0 million, respectively, of integration costs were incurred in cost of goods sold.
(4)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC

Molson Coors Brewing Company and Subsidiaries Canada Results of Operations
(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Financial volume in hectoliters(1)	2.343	2.473	3.967	4.180
Sales(1)	$490.1	$524.6	$830.8	$899.5
Excise taxes	(117.1)	(127.2)	(196.8)	(218.3)
Net sales(1)	373.0	397.4	634.0	681.2
Cost of goods sold(1)	(232.1)	(235.7)	(412.5)	(423.1)
Gross profit	140.9	161.7	221.5	258.1
Marketing, general and administrative expenses	(99.8)	(94.3)	(176.0)	(175.3)
Special items, net(2)	53.5	(5.7)	45.9	(11.3)
Operating income (loss)	94.6	61.7	91.4	71.5
Other income (expense), net	(14.2)	(0.4)	10.8	(1.1)
Income (loss) before income taxes	$80.4	$61.3	$102.2	$70.4
Add/(less):
Special items, net(2)	(53.5)	5.7	(45.9)	11.3
Integration related costs(3)	—	0.2	1.7	0.3
Other non-core items(4)	15.0	—	(9.4)	—
Non-GAAP: Underlying pretax income (loss)	$41.9	$67.2	$48.6	$82.0
Add: Depreciation and amortization	36.4	35.0	71.1	71.0
Adjustments to arrive at underlying EBITDA(5)	(7.8)	(6.0)	(15.4)	(12.1)
Non-GAAP: Underlying EBITDA	$70.5	$96.2	$104.3	$140.9

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and six months ended June 30, 2019, includes a gain of $61.3 million recognized for the sale of the Montreal brewery. Special items for the three and six months ended June 30, 2019, and June 30, 2018, also includes accelerated depreciation in excess of normal depreciation of $7.8 million and $15.4 million, respectively, and $6.0 million and $12.1 million, respectively, related to the planned closure of the Vancouver and Montreal breweries. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(3)

For the six months ended June 30, 2019, integration related charges of $1.7 million were incurred in cost of goods sold. For the three and six months ended June 30, 2018, integration related charges of $0.2 million and $0.3 million, respectively, were incurred in cost of goods sold.

(4)

For the three and six months ended June 30, 2019, a loss of $15.0 million and a gain of $7.9 million, respectively, were recorded in other income (expense), net related to the unrealized mark-to-market changes of the HEXO warrants. Separately, for the six months ended June 30, 2019, a gain of $1.5 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.

(5)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries Europe Results of Operations
(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Financial volume in hectoliters(1)(2)	6.441	6.916	10.745	11.320
Sales(2)	$814.7	$893.9	$1,378.8	$1,492.4
Excise taxes	(276.2)	(307.8)	(477.4)	(532.0)
Net sales(2)	538.5	586.1	901.4	960.4
Cost of goods sold	(333.2)	(353.6)	(585.3)	(621.3)
Gross profit	205.3	232.5	316.1	339.1
Marketing, general and administrative expenses	(146.9)	(143.7)	(279.2)	(274.1)
Special items, net(3)	(1.6)	0.3	(4.9)	(4.8)
Operating income (loss)	56.8	89.1	32.0	60.2
Interest income (expense), net	(1.5)	(1.4)	(2.8)	(2.1)
Other income (expense), net	0.5	(0.9)	(0.9)	(1.2)
Income (loss) before income taxes	$55.8	$86.8	$28.3	$56.9
Add/(less):
Special items, net(3)	1.6	(0.3)	4.9	4.8
Integration related costs(4)	—	0.1	—	0.3
Non-GAAP: Underlying pretax income (loss)	$57.4	$86.6	$33.2	$62.0
Add: Interest expense (income), net	1.5	1.4	2.8	2.1
Add: Depreciation and amortization	46.0	47.8	91.2	97.2
Adjustments to arrive at underlying EBITDA(5)	—	—	(0.4)	(1.0)
Non-GAAP: Underlying EBITDA	$104.9	$135.8	$126.8	$160.3

(1)

Excludes royalty volume of 0.479 million hectoliters and 0.773 million hectoliters for the three and six months ended June 30, 2019, respectively, and excludes royalty volume of 0.490 million hectoliters and 0.796 million hectoliters for the three and six months ended June 30, 2018, respectively.

(2)	Includes gross inter-segment sales and volumes, which are eliminated in the consolidated totals.
(3)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the six months ended June 30, 2019, and June 30, 2018, includes accelerated depreciation in excess of normal depreciation of $0.4 million and $1.0 million, respectively, related to the closure of our Burton South brewery in the U.K., which closed in the first quarter of 2018. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(4)	For the three and six months ended June 30, 2018, $0.1 million and $0.3 million, respectively, of integration related costs were incurred in cost of goods sold.
(5)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries International Results of Operations
(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Financial volume in hectoliters(1)	0.500	0.637	0.925	1.157
Sales	$71.9	$86.1	$128.0	$150.9
Excise taxes	(13.0)	(18.2)	(21.2)	(25.5)
Net sales	58.9	67.9	106.8	125.4
Cost of goods sold(2)	(37.0)	(44.1)	(68.0)	(81.9)
Gross profit	21.9	23.8	38.8	43.5
Marketing, general and administrative expenses	(19.2)	(20.6)	(35.8)	(35.7)
Special items, net(3)	(0.4)	(1.8)	(0.8)	(2.8)
Operating income (loss)	2.3	1.4	2.2	5.0
Other income (expense), net	0.2	(0.1)	—	—
Income (loss) before income taxes	$2.5	$1.3	$2.2	$5.0
Add/(less):
Special items, net(3)	0.4	1.8	0.8	2.8
Integration related costs(4)	0.1	0.8	0.2	0.8
Non-GAAP: Underlying pretax income (loss)	$3.0	$3.9	$3.2	$8.6
Add: Depreciation and amortization	2.8	2.6	5.3	5.0
Non-GAAP: Underlying EBITDA	$5.8	$6.5	$8.5	$13.6

(1)

Excludes royalty volume of 0.561 million hectoliters and 1.004 million hectoliters for the three and six months ended June 30, 2019, respectively, and excludes royalty volume of 0.567 million hectoliters and 0.977 million hectoliters for the three and six months ended June 30, 2018, respectively.

(2)	Includes gross inter-segment purchases, which are eliminated in the consolidated totals.
(3)	See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items.
(4)

For the three and six months ended June 30, 2019, $0.1 million and $0.2 million, respectively, and for both the three and six months ended June 30, 2018, $0.8 million of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries Corporate Results of Operations
(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Financial volume in hectoliters	—	—	—	—
Sales	$0.3	$0.3	$0.5	$0.5
Excise taxes	—	—	—	—
Net sales	0.3	0.3	0.5	0.5
Cost of goods sold	(32.9)	45.0	—	(39.8)
Gross profit	(32.6)	45.3	0.5	(39.3)
Marketing, general and administrative expenses	(49.1)	(51.0)	(103.6)	(112.5)
Special items, net(1)	0.1	—	(0.2)	328.0
Operating income (loss)	(81.6)	(5.7)	(103.3)	176.2
Interest expense, net	(68.4)	(76.9)	(138.1)	(158.2)
Other pension and postretirement benefits (costs), net	8.4	9.9	17.0	19.9
Other income (expense), net	2.5	0.8	3.2	3.0
Income (loss) before income taxes	$(139.1)	$(71.9)	$(221.2)	$40.9
Add/(less):
Special items, net(1)	(0.1)	—	0.2	(328.0)
Integration related costs(2)	4.4	7.7	11.7	16.5
Unrealized mark-to-market (gains) and losses(3)	31.2	(45.1)	(2.9)	39.6
Non-core other pension and postretirement benefits (costs), net	—	—	—	0.1
Non-GAAP: Underlying pretax income (loss)	$(103.6)	$(109.3)	$(212.2)	$(230.9)
Add: Interest expense (income), net	68.4	76.9	138.1	158.2
Add: Depreciation and amortization	0.9	0.9	1.7	2.0
Non-GAAP: Underlying EBITDA	$(34.3)	$(31.5)	$(72.4)	$(70.7)

(1)	See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items.
(2)

In connection with the acquisition, for the three and six months ended June 30, 2019, we have recorded $4.4 million and $11.7 million, respectively, and for the three and six months ended June 30, 2018, we have recorded $7.7 million and $16.5 million, respectively, of integration costs within marketing, general & administrative expenses.

(3)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

Balance Sheet
Condensed Consolidated Balance Sheets
(In millions, except par value) (Unaudited)	As of
	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$490.2	$1,057.9
Accounts receivable, net	932.3	744.4
Other receivables, net	175.8	126.6
Inventories, net	698.1	591.8
Other current assets, net	304.0	245.6
Total current assets	2,600.4	2,766.3
Properties, net	4,505.1	4,608.3
Goodwill	8,288.9	8,260.8
Other intangibles, net	13,767.4	13,776.4
Other assets	899.8	698.0
Total assets	$30,061.6	$30,109.8
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$3,045.6	$2,706.4
Current portion of long-term debt and short-term borrowings	1,034.7	1,594.5
Total current liabilities	4,080.3	4,300.9
Long-term debt	8,517.9	8,893.8
Pension and postretirement benefits	725.5	726.6
Deferred tax liabilities	2,199.6	2,128.9
Other liabilities	393.3	323.8
Total liabilities	15,916.6	16,374.0
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 205.7 shares and 205.4 shares, respectively)	2.1	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.8 shares, respectively)	103.0	103.2
Class B exchangeable shares, no par value (issued and outstanding: 14.8 shares and 14.8 shares, respectively)	557.9	557.6
Paid-in capital	6,783.3	6,773.1
Retained earnings	8,103.1	7,692.9
Accumulated other comprehensive income (loss)	(1,178.6)	(1,150.0)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	13,899.4	13,507.4
Noncontrolling interests	245.6	228.4
Total equity	14,145.0	13,735.8
Total liabilities and equity	$30,061.6	$30,109.8

Cash Flow Statement
Condensed Consolidated Statements of Cash Flows
($ in millions) (Unaudited)	Six Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$479.3	$713.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	429.7	429.6
Amortization of debt issuance costs and discounts	7.5	7.2
Share-based compensation	18.6	25.1
(Gain) loss on sale or impairment of properties and other assets, net	(67.7)	—
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(12.4)	38.4
Income tax (benefit) expense	102.6	167.1
Income tax (paid) received	(41.4)	20.0
Interest expense, excluding interest amortization	140.5	155.8
Interest paid	(140.9)	(152.5)
Change in current assets and liabilities and other	(87.8)	(106.2)
Net cash provided by (used in) operating activities	828.0	1,297.8
Cash flows from investing activities:
Additions to properties	(310.5)	(351.1)
Proceeds from sales of properties and other assets	99.9	4.4
Other	42.8	(50.5)
Net cash provided by (used in) investing activities	(167.8)	(397.2)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	1.4	6.3
Dividends paid	(177.4)	(177.0)
Payments on debt and borrowings	(1,070.8)	(2.4)
Net proceeds from (payments on) revolving credit facilities and commercial paper	(1.9)	(376.1)
Change in overdraft balances and other	12.8	24.5
Net cash provided by (used in) financing activities	(1,235.9)	(524.7)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(575.7)	375.9
Effect of foreign exchange rate changes on cash and cash equivalents	8.0	(1.6)
Balance at beginning of year	1,057.9	418.6
Balance at end of period	$490.2	$792.9

Reconciliations to Nearest U.S. GAAP Measures by Line Item
Second Quarter 2019	Three Months Ended June 30, 2019
(In millions, except per share data) (Unaudited)	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,759.8)	$(769.7)	$468.7	$(10.9)	$329.4	$1.52
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	2.6	—	2.6	0.01
Impairments or asset abandonment charges	—	—	8.5	—	8.5	0.04
Termination fees and other (gains) losses	—	—	(61.0)	—	(61.0)	(0.28)
Non-Core items
Integration related costs	—	4.5	4.5	—	4.5	0.02
Unrealized mark-to-market (gains) losses	31.2	—	31.2	—	31.2	0.14
Other non-core items	—	—	—	15.0	15.0	0.07
Tax effects on special and non-GAAP items	—	—	—	—	(0.6)	—
Underlying (Non-GAAP)	$(1,728.6)	$(765.2)	$454.5	$4.1	$329.6	$1.52

YTD Second Quarter 2019	Six Months Ended June 30, 2019
(In millions, except per share data) (Unaudited)	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(3,172.8)	$(1,424.9)	$690.8	$13.0	$480.8	$2.22
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	6.3	—	6.3	0.03
Impairments or asset abandonment charges	—	—	17.5	—	17.5	0.08
Termination fees and other (gains) losses	—	—	(60.7)	—	(60.7)	(0.28)
Non-Core items
Integration related costs	1.7	11.9	13.6	—	13.6	0.05
Unrealized mark-to-market (gains) losses	(2.9)	—	(2.9)	—	(2.9)	(0.01)
Other non-core items	—	—	—	(9.4)	(9.4)	(0.04)
Tax effects on special and non-GAAP items	—	—	—	—	(2.9)	(0.01)
Underlying (Non-GAAP)	$(3,174.0)	$(1,413.0)	$664.6	$3.6	$442.3	$2.04

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